Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway
Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS FIRST QUARTER SALES

AND EARNINGS

Pennsauken, NJ, January 23, 2017 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the first quarter ended December 24, 2016.

Sales increased 1% to $225.6 million from $222.8 million in last year’s first quarter. Net earnings increased 4% to $13.5 million in the current quarter from $13.0 million last year. Earnings per diluted share increased 4% to $.72 for the first quarter from $.69 last year. Operating income increased 5% to $19.3 million in the current quarter from $18.4 million in the year ago quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Overall, we are satisfied with our results for the quarter. Our food service business did particularly well led by strong sales of soft pretzels.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, PHILLY SWIRL, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended
	December 24,	December 26,
	2016	2015

Net Sales	$225,570	$222,850

Cost of goods sold	159,675	159,015
Gross Profit	65,895	63,835

Operating expenses
Marketing	20,335	19,629
Distribution	18,164	18,256
Administrative	8,098	7,690
Other general income	(29)	(100)
Total Operating Expenses	46,568	45,475

Operating Income	19,327	18,360

Other income (expense)
Investment income	1,227	1,160
Interest expense & other	(26)	(32)

Earnings before income taxes	20,528	19,488

Income taxes	6,988	6,510

NET EARNINGS	$13,540	$12,978

Earnings per diluted share	$0.72	$0.69

Weighted average number of diluted shares	18,787	18,839

Earnings per basic share	$0.72	$0.69

Weighted average number of basic shares	18,686	18,687

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 24,	September 24,
	2016	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$140,966	$140,652
Marketable securities held to maturity	26,017	13,539
Accounts receivable, net	92,368	98,325
Inventories	95,359	88,684
Prepaid expenses and other	8,141	13,904
Total current assets	362,851	355,104

Property, plant and equipment, at cost
Land	2,482	2,512
Buildings	26,741	26,741
Plant machinery and equipment	228,356	227,614
Marketing equipment	279,785	278,299
Transportation equipment	7,589	7,637
Office equipment	22,618	22,136
Improvements	34,898	34,750
Construction in progress	7,948	5,356
Total Property, plant and equipment, at cost	610,417	605,045
Less accumulated depreciation and amortization	424,285	420,832
Property, plant and equipment, net	186,132	184,213

Other assets
Goodwill	86,442	86,442
Other intangible assets, net	40,711	41,819
Marketable securities held to maturity	86,025	90,732
Marketable securities available for sale	29,362	29,465
Other	2,650	2,712
Total other assets	245,190	251,170
Total Assets	$794,173	$790,487

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$358	$365
Accounts payable	63,149	62,026
Accrued insurance liability	10,286	10,119
Accrued liabilities	6,954	6,161
Accrued compensation expense	11,396	16,340
Dividends payable	7,852	7,280
Total current liabilities	99,995	102,291

Long-term obligations under capital leases	1,151	1,235
Deferred income taxes	48,106	48,186
Other long-term liabilities	738	801

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,697,000 and 18,668,000 respectively	27,060	25,332
Accumulated other comprehensive loss	(14,622)	(13,415)
Retained Earnings	631,745	626,057
Total stockholders' equity	644,183	637,974
Total Liabilities and Stockholders' Equity	$794,173	$790,487

 J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)       (in thousands)

	Three months ended
	December 24,	December 26,
	2016	2015
Operating activities:
Net earnings	$13,540	$12,978
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	8,728	8,170
Amortization of intangibles and deferred costs	1,183	1,455
Share-based compensation	748	518
Deferred income taxes	(74)	(36)
Loss on sale of marketable securities	-	109
Other	222	89
Changes in assets and liabilities net of effects from purchase of companies
Decrease in accounts receivable	5,849	10,527
Increase in inventories	(6,727)	(12,073)
Decrease in prepaid expenses	5,747	3,141
Decrease in accounts payable and accrued liabilities	(2,816)	(3,960)
Net cash provided by operating activities	26,400	20,918
Investing activities:
Purchases of property, plant and equipment	(11,399)	(13,304)
Purchases of marketable securities	(8,550)	(21,329)
Proceeds from redemption and sales of marketable securities	475	1,198
Proceeds from disposal of property and equipment	645	581
Other	(20)	(72)
Net cash used in investing activities	(18,849)	(32,926)
Financing activities:
Payments to repurchase common stock	-	(3,115)
Proceeds from issuance of stock	980	640
Payments on capitalized lease obligations	(90)	(67)
Payment of cash dividend	(7,280)	(6,723)
Net cash used in financing activities	(6,390)	(9,265)
Effect of exchange rate on cash and cash equivalents	(847)	(494)
Net increase (decrease) in cash and cash equivalents	314	(21,767)
Cash and cash equivalents at beginning of period	140,652	133,689
Cash and cash equivalents at end of period	$140,966	$111,922

	Three months ended
	December 24,	December 26,
	2016	2015
	(unaudited)
	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$41,494	$38,699
Frozen juices and ices	7,479	8,315
Churros	14,438	13,936
Handhelds	7,479	6,146
Bakery	75,279	76,601
Other	4,128	3,055
Total Food Service	$150,297	$146,752

Retail Supermarket
Soft pretzels	$8,944	$8,740
Frozen juices and ices	9,851	9,064
Handhelds	3,450	3,875
Coupon redemption	(1,259)	(574)
Other	633	155
Total Retail Supermarket	$21,619	$21,260

Frozen Beverages
Beverages	$28,276	$28,070
Repair and maintenance service	18,091	17,763
Machines sales	7,039	8,732
Other	248	273
Total Frozen Beverages	$53,654	$54,838

Consolidated Sales	$225,570	$222,850

Depreciation and Amortization:
Food Service	$5,732	$5,385
Retail Supermarket	278	286
Frozen Beverages	3,901	3,954
Total Depreciation and Amortization	$9,911	$9,625

Operating Income :
Food Service	$17,054	$15,902
Retail Supermarket	1,046	1,090
Frozen Beverages	1,227	1,368
Total Operating Income	$19,327	$18,360

Capital Expenditures:
Food Service	$6,587	$8,084
Retail Supermarket	82	156
Frozen Beverages	4,730	5,064
Total Capital Expenditures	$11,399	$13,304

Assets:
Food Service	$594,963	$546,264
Retail Supermarket	22,128	23,099
Frozen Beverages	177,082	172,275
Total Assets	$794,173	$741,638

Results of Operations

Net sales increased $2,720,000 or 1% to $225,570,000 for the three months ended December 24, 2016 compared to the three months ended December 26, 2015.

FOOD SERVICE

Sales to food service customers increased $3,545,000 or 2% in the first quarter to $150,297,000.  Soft pretzel sales to the food service market increased 7% to $41,494,000 in the first quarter due primarily to higher sales to restaurant chains, convenience stores and school food service.

Frozen juices and ices sales for the quarter were down 10% to $7,479,000 primarily because of lower sales to school food service and warehouse club stores. We expect sales to one school district, which accounted for roughly 1/2 of the 10% sales decline, to resume in the second quarter. Churro sales to food service customers increased 4% to $14,438,000 in the first quarter with sales increases and decreases throughout our customer base.

Sales of bakery products decreased $1,322,000 or 2% in the first quarter to $75,279,000 as sales decreases to three customers of about $5.5 million were largely offset by increased sales to three other customers of about $3.8 million. We expect sales to two customers whose sales were down $2.9 million to level off or begin to increase in the second quarter.

     Sales of handhelds increased $1,333,000, or 22%, with sales increases to four customers accounting for about 2/3 of the increase. Sales of funnel cake products increased $1,147,000, or 42%, primarily due to increased sales to school food service.

Sales of new products in the first twelve months since their introduction were approximately $7 million in this quarter. Price increases had a marginal impact on sales in the quarter and net volume increases, including new product sales as defined above, accounted for approximately $5 million of sales in the quarter.

Operating income in our Food Service segment increased from $15,902,000 to $17,054,000 in the quarter. Operating income for the quarter increased primarily because of strong sales increases in soft pretzels, churros, funnel cake and handhelds as well as by improved operations and lower ingredient costs.

On January 3, 2017, we acquired Hill & Valley Inc., a premium bakery located in Rock Island, IL., for approximately $31 million.   Hill & Valley, with sales of over $45 million annually, is a manufacturer of a variety of pre-baked cakes, cookies, pies, muffins and other desserts to retail in-store bakeries.  Hill & Valley is a leading brand of Sugar Free and No Sugar Added pre-baked in-store bakery items. Additionally, Hill & Valley sustains strategic private labeling partnerships with retailers nationwide.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $359,000 or 2% to $21,619,000 in the first quarter. Soft pretzel sales for the first quarter were up 2% to $8,944,000 due primarily to the benefit of increased couponing. Sales of frozen juices and ices increased $787,000 or 9% to $9,851,000 in the first quarter with sales increases and decreases across our product lines. Coupon redemption costs, a reduction of sales, increased 119% or about $685,000 for the quarter. Handheld sales to retail supermarket customers decreased 11% to $3,450,000 in the quarter as sales of this product line continues its long term downward trend.

Sales of new products in the first twelve months since their introduction were approximately $500,000 in this quarter. Price increases had a marginal impact on sales in the quarter and net volume changes, including new product sales as defined above and net of increased coupon costs, had essentially no impact on sales in the quarter. Operating income in our Retail Supermarkets segment decreased from $1,090,000 to $1,046,000 in the quarter primarily because of higher coupon and advertising expenses, but which were largely offset by the benefit of increased product sales.

FROZEN BEVERAGES

Frozen beverage and related product sales decreased 2% to $53,654,000 in the first quarter. Beverage related sales alone were up 1% in the quarter. Gallon sales were essentially the same as in last year’s first quarter. Service revenue increased 2% to $18,091,000 in the first quarter with sales increases and decreases throughout our customer base.

Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, were $1,693,000 or 19% lower in the three month period. The approximate number of company owned frozen beverage dispensers was 52,200 and 51,600 at December 24, 2016 and September 24, 2016, respectively. Operating income in our Frozen Beverage segment was $1,227,000 in this year’s quarter compared to $1,368,000 last year. Overall lower sales were the main cause of the slight decrease in operating income.

CONSOLIDATED

Gross profit as a percentage of sales improved to 29.21% in this year’s three month period from 28.64% last year. The increase resulted from increased sales of other than bakery products in our food service business along with lower ingredient costs and improved operating efficiencies.

Total operating expenses increased $1,093,000 in this quarter and as a percentage of sales increased from 20.4% to 20.6%. Marketing expenses increased to 9.01% of sales from 8.81%, distribution expenses decreased to 8.05% of sales from 8.19% and administrative expenses increased to 3.59% of sales from 3.45%. Marketing expenses increased as a percent of sales primarily because of increased spending in our retail supermarket business.

Operating income increased $967,000 or 5% to $19,327,000 in the first quarter as a result of the aforementioned items.

Investment income increased by $67,000 in the quarter as our holdings of marketable securities increased about 12% from a year ago.

The effective income tax rate has been estimated at 34% for this year’s quarter and 33% for last year’s quarter. We are estimating an effective income tax rate of approximately 35-1/2% for the year. Both years’ quarter’s rate benefited by an unusually high tax benefit on share based compensation. We expect such benefit as a percentage of taxable income to be lower the balance of this year.

Net earnings increased $562,000 or 4% in the current three month period to $13,540,000 as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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